Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Soliton, Inc. on Form S-8 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern dated March 29, 2019, with respect to our audit of the financial statements of Soliton, Inc. as of December 31, 2018 and for the year ended December 31, 2018 appearing in the Annual Report on Form 10-K of Soliton, Inc. for the year ended December 31, 2018. We were dismissed as auditors on April 9, 2019 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in this Registration Statement for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Houston, Texas

July 12, 2019